Exhibit 10.4

AMENDMENT TO THE TOYS 'R' US, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, on March 17, 2005, the Company entered into an Agreement and Plan of Merger with Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the "Merger Agreement"); and

WHEREAS, Section 6.15 of the Merger Agreement provides that at or prior to the Effective Time as defined in the Merger Agreement, the Company shall accelerate the vesting under and provide for the termination and, no later than fifteen (15) days following the Closing Date (as defined under the Merger Agreement), distribution of all amounts under the Toys "R" Us, Inc. Supplemental Executive Retirement Plan (the "Plan"); and

WHEREAS, the Compensation and Organizational Development Committee of the Company wishes to amend the Plan to implement Section 6.15 of the Merger Agreement and for other purposes; and

WHEREAS, pursuant to Article XI of the Plan, the Committee has authorized the following amendment to the Plan;

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the date indicated:

1. There is hereby added a new Section 2.5A to read as follows:

"2.5A 'Compensation' means Compensation as defined under the Savings Plan (which, as of the date of this Amendment, is defined in Section 1.08(a) of the Savings Plan, as most recently amended), except as provided in Section 5.5 regarding Disability."

2. Section 2.12 ("Eligible Earnings") is hereby amended by deleting from such Section the words "Total Compensation" and by substituting therefor the word "Compensation."

3. Section 2.23 (Total Compensation) is hereby deleted in its entirety.

4. There is hereby added a new Article XIII to read as follows:
"ARTICLE XIII
ACCELERATED VESTING AND PLAN TERMINATION

13.1     On March 17, 2005, the Company entered into an Agreement and Plan of Merger with Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the "Merger Agreement"). Section 6.15 of the Merger Agreement provides that at or prior to the Effective Time (as defined in the Merger Agreement), the Company shall accelerate the vesting under and provide for the termination and distribution of all amounts under the Plan. Accordingly, in order to give effect to the Merger Agreement, (i) as of the Effective Time, all accounts and contributions of any type whatsoever under the Plan shall become fully vested as of the Effective Time; and (ii) the Plan shall terminate as of the Effective Time and, as part of that termination, all accounts under the Plan shall be distributed to Participants hereunder (whether or not then in pay status) no later than 15 days following the Closing Date (as defined under the Merger Agreement)."

5. This Amendment shall be effective as of the date indicated below. Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned Officer of the Company has caused this instrument to be executed this 9th day of June, 2005.

Toys “R” Us, Inc.
(Registrant)

By:	/s/ Deborah M. Derby
Name:	Deborah M. Derby
Title:	Executive Vice President -
Human Resources